Exhibit 99.1

NEWS FOR RELEASE: IMMEDIATE                             CONTACT:  Lee Brown
                                                        (719) 481-7213
                                                        lee.brown@ramtron.com

                RAMTRON ANNOUNCES DEPARTURE OF BOARD MEMBERS

COLORADO SPRINGS, CO - November 21, 2006 - Semiconductor maker Ramtron International Corporation (Nasdaq: RMTR), a leading supplier of nonvolatile ferroelectric random access memory (FRAM) and integrated semiconductor products, announced that effective November 20, 2006, Klaus Fleischmann and Doris Keitel-Schulz have resigned from Ramtron's board of directors.
Mr. Fleischmann and Ms. Keitel-Schulz were nominated to Ramtron's Board pursuant to an agreement with Qimonda AG (NYSE: QI), and the resignations were the result of Qimonda AG's recent sale of its Ramtron common stock and not a result of any disagreement between the directors and Ramtron.

"On behalf of Ramtron and its remaining board members, we thank Klaus and Doris for their hard work and numerous contributions to the company over the years," said William Howard, Ramtron's chairman of the board. "Klaus and Doris have been valued members of our team, and we wish them all the best in their future endeavors."

"It has been a pleasure to work with Klaus and Doris during their tenure on Ramtron's board," added Bill Staunton, Ramtron's CEO. "Their contributions to our board and the entire Ramtron organization have been greatly appreciated."

After the resignations, Ramtron's board of directors now consists of Dr. William G. Howard, William W. Staunton III, Eric A. Balzer, Theodore J. Coburn, Dr. William L. George, and Jack L. Saltich.

About Ramtron
-------------

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller and integrated semiconductor solutions used in a wide range of product applications and markets worldwide. For more product information, visit http://www.ramtron.com.

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